Exhibit 99.1
CONTACT: Terry Hammett, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5384
FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES FOURTH QUARTER
and FISCAL YEAR 2017 RESULTS

Revenues and Operating Income up in Fourth Quarter and Fiscal Year 2017

NEW ALBANY, OHIO, March 12, 2018 /PRNewswire/ – Commercial Vehicle Group, Inc. (the “Company” or "CVG") (NASDAQ: CVGI) today reported financial results for the fourth quarter and fiscal year ended December 31, 2017.

	Fourth Quarter
	2017		2016
(millions except EPS)	GAAP	Non-GAAP	GAAP	Non-GAAP
Revenues	$188.3	$188.3	$150.0	$150.0
Operating Income	$8.6	$8.2	$3.9	$5.1
Net (Loss) Income	$(7.2)	$3.7	$0.4	$0.7
Basic/Diluted (Loss) Earnings Per Share	$(0.24)	$0.12	$0.01	$0.02
(See Appendix A for Reconciliation of GAAP to Non-GAAP Financial Measures)

Patrick Miller, President and CEO, stated, “All of our end markets present opportunities in 2018. Fourth quarter 2017 class 8 truck builds in North America were up 40% year over year and net orders in January were 48,700 units, the highest level since 2006. Furthermore, medium duty truck orders look favorable so far in 2018 likely indicating another strong year in that segment, and the global construction industry continues to accelerate."

Miller added, "Our global organization is making progress with digital innovation in both processes and products. Close collaboration exists with our core customers as we continue to ramp new platform launches that started in 2017 and 2018. We completed our two-year restructuring program prior to year-end, stabilized our North America wire harness business, and are looking forward to capitalizing on the higher volumes in 2018.”

Tim Trenary, Chief Financial Officer, stated, “As compared to the prior year period, revenues in the fourth quarter 2017 were up 26% and operating income, adjusted for special items, improved to $8.2 million, or by 100 basis points. This progress reflects the upswing in the global economy and higher build volumes in our end markets. However, rising commodity prices, tightening labor markets and costs associated with the sharp acceleration in build volumes adversely impacted conversion of the higher revenues into operating income. We have actions underway to mitigate the impact of commodity prices and costs associated with the build volumes.”

Trenary continued, “Interest expense in the fourth quarter of 2017 as compared to the prior year period was down approximately 33%, a reflection of our successful debt refinancing in the second quarter and lower outstanding borrowings. Finally, earnings in the fourth quarter 2017 were adversely affected by the new federal tax legislation; however, we expect this legislation to result in a lower effective tax rate and lower cash taxes for CVG going forward.”

Consolidated Results

Fourth Quarter 2017 Results

•
Revenues in the fourth quarter of 2017 were $188.3 million compared to $150.0 million in the prior year period, an increase of 25.6 percent primarily resulting from an increase in heavy-duty truck production in North America and improvement in the construction equipment markets we serve. Foreign currency translation favorably impacted fourth quarter revenues by $3.7 million, or 2.5 percent.

•
Operating income in the fourth quarter of 2017 was $8.6 million compared to $3.9 million in the prior year period. The increase in operating income was primarily the result of higher revenues partially offset by rising commodity prices, costs associated with the sharp acceleration in North American truck build and tightening labor markets. The fourth quarter 2017 results include a $0.4 million net gain associated with restructuring actions. The fourth quarter 2016 results include costs associated with restructuring actions of $1.2 million.

•
Net loss in the fourth quarter of 2017 was $7.2 million, or $0.24 per diluted share, compared to net income of $0.4 million, or $0.01 per diluted share, in the prior year period. Earnings in the fourth quarter of 2017 were negatively impacted by an $11.2 million charge associated with the implementation of the 2017 Tax Cuts and Jobs Act. Fourth quarter 2016 results benefited from a $0.7 million insurance settlement. Earnings per share, as adjusted for special items, were $0.12 per diluted share in the fourth quarter 2017 compared to $0.02 per diluted share in the prior year period.

Fiscal Year 2017 Results

	Full Year
	2017		2016
(millions except EPS)	GAAP	Non-GAAP	GAAP	Non-GAAP
Revenues	$755.2	$755.2	$662.1	$662.1
Operating Income	$31.4	$35.7	$25.4	$29.5
Net (Loss) Income	$(1.7)	$13.6	$6.8	$8.7
Basic/Diluted (Loss) Earnings Per Share	$(0.06)	$0.44	$0.23	$0.29
(See Appendix A for Reconciliation of GAAP to Non-GAAP Financial Measures)

•
Revenues in fiscal year 2017 were $755.2 million compared to $662.1 million in the prior year, an increase of 14.1 percent resulting primarily from an increase in heavy-duty truck production in North America and improvement in the construction equipment markets we serve. The 2017 North American heavy-duty truck production was 256,000 units compared to 228,000 units in 2016. Foreign currency translation favorably impacted fiscal year 2017 revenues by $0.5 million, or 0.1 percent.

•
Operating income in fiscal year 2017 was $31.4 million compared to $25.4 million in the prior year. The increase in operating income was primarily the result of higher revenues partially offset by rising commodity prices, costs associated with the sharp acceleration in North American truck build and tightening labor markets. We incurred approximately $10 million in costs associated with a labor shortage in our North American wire harness business in 2017. Results in 2017 and 2016 include restructuring and other charges of $4.3 million and $4.1 million, respectively.

•
Net loss was $1.7 million in fiscal year 2017, or $0.06 per diluted share, compared to net income of $6.8 million, or $0.23 per diluted share, in fiscal year 2016. In the second quarter of 2017, the Company refinanced its debt thereby reducing outstanding debt to $175 million and increased the revolving credit facility to $65 million. Net income in fiscal year 2017 was burdened with $3.2 million of costs associated with this refinancing. In addition, net loss for fiscal year 2017 reflects an income tax provision of $15.4 million compared to an income tax provision near zero in the prior year. The increase in the income tax provision was primarily the result of the $11.2 million charge associated with the implementation of the 2017 Tax Cuts and Jobs Act. Net Income in fiscal year 2016 benefited from a $0.7 million insurance settlement. Earnings per share, as adjusted for special items, were $0.44 per diluted share in fiscal year 2017 compared to $0.29 per diluted share in the prior year.

In fiscal year 2017, the Company did not have any borrowings under its revolving credit facility. At December 31, 2017, the Company had liquidity of $110.8 million; $52.2 million of cash and $58.6 million availability from its revolving credit facility.

Segment Results

Global Truck and Bus Segment (GTB)

Fourth Quarter 2017 Results

•
Revenues for the GTB Segment in the fourth quarter of 2017 were $113.7 million compared to $91.6 million in the prior year period, an increase of 24.1 percent primarily resulting from an increase in heavy-duty truck production in North America. Foreign currency translation favorably impacted fourth quarter 2017 revenues by $0.7 million, or 0.7 percent.

•
Operating income in the fourth quarter of 2017 was $9.3 million compared to $6.3 million in the prior year period. The increase in operating income was primarily the result of higher revenues partially offset by rising commodity prices, costs associated with the sharp acceleration in North American truck build and tightening labor markets. The fourth quarter 2017 results include a $0.6 million gain associated with restructuring actions. The fourth quarter of 2016 results include costs associated with restructuring actions of $1.0 million.

Fiscal Year 2017 Results

•
Revenues for the GTB Segment in fiscal year 2017 were $457.8 million compared to $416.3 million in the prior year, an increase of 10.0 percent primarily resulting from an increase in heavy-duty truck production in North America. Foreign currency translation favorably impacted fiscal year 2017 revenue by $1.1 million, or 0.3 percent.

•
Operating income in fiscal year 2017 was $40.0 million compared to $30.9 million in the prior year. The increase in operating income was primarily the result of higher revenues partially offset by rising commodity prices, costs associated with the sharp acceleration in North American truck build and tightening labor markets. Results in 2017 and 2016 include restructuring charges of $0.8 million and $2.7 million, respectively.

Global Construction and Agriculture Segment (GCA)

Fourth Quarter 2017 Results

•
Revenues for the GCA Segment in the fourth quarter of 2017 were $78.5 million compared to $60.4 million in the prior year period, an increase of 30.0 percent primarily as a result of improvement in the construction equipment markets we serve. Foreign currency translation favorably impacted fourth quarter 2017 revenues by $3.3 million, or 5.4 percent.

•
Operating income in the fourth quarter of 2017 was $4.9 million compared to $2.5 million in the prior year period. The increase in operating income was primarily the result of higher revenues offset by rising commodity prices and tightening labor markets. The fourth quarter 2017 and 2016 results include restructuring charges of $0.1 million and $0.2 million, respectively.

Fiscal Year 2017 Results

•
Revenues for the GCA Segment in fiscal year 2017 were $309.7 million compared to $254.0 million in the prior year, an increase of 21.9 percent primarily as a result of improvement in the construction equipment markets we serve. Foreign currency translation adversely impacted fiscal year 2017 revenue by $0.8 million, or 0.3 percent.

•
Operating income in fiscal year 2017 was $14.3 million compared to $15.7 million in the prior year. The decrease in operating income was the result of costs associated with a labor shortage in our North American wire harness business in 2017. Results in 2017 and 2016 include restructuring charges of $1.1 million and $0.7 million, respectively.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A to this release.

2018 End Market Outlook

Management estimates that 2018 North American Class 8 truck production will be in the range of 300,000 to 325,000 units and 2018 North American Class 5-7 truck production will be favorable. We believe the construction markets we serve in Europe, Asia, and North America have improved, and that the global agriculture markets are trending upwards.

Conference Call

A conference call to discuss the contents of this press release is scheduled for Tuesday, March 13, 2018, at 10:00 a.m. ET. To participate, dial (844) 743-2497 using conference code 5439788.

The call will be webcast by NASDAQ and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (855) 859-2056 using access code 5439788.

About Commercial Vehicle Group, Inc.
Commercial Vehicle Group, Inc. (and its subsidiaries) is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the medium- and heavy-duty truck market, the medium-and heavy-construction vehicle markets, the military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as "believe", "expect", "anticipate", "intend", "plan", "estimate", or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and to enhance the Company, the future of the Company’s end markets, Class 8 and Class 5-7 North America build rates, performance of the global construction and agriculture equipment business, expected cost savings, the Company’s initiatives to address customer needs, organic growth, the Company’s economic growth plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves or intends to serve; (ii) the Company's ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the medium- and heavy-duty truck, construction, agriculture, aftermarket, military, bus and other markets; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company's customers or on the Company’s business; (vii) the loss of business from a major customer, a collection of smaller customers or the discontinuation of particular commercial vehicle platforms; (viii) security breaches and other disruptions to our information systems and/or our business; (ix) the Company’s ability to obtain future financing due to changes in the capital markets or Company’s financial position; (x) the Company’s ability to comply with the financial covenants in its debt facilities; (xi) fluctuation in interest rates relating to the Company's debt facilities; (xii) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives; (xiii) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (xiv) volatility and cyclicality in the commercial vehicle market adversely affecting us; (xv) the geographic profile of our taxable income and changes in valuation of our deferred tax assets and liabilities impacting our effective tax rate; (xvi) changes to domestic manufacturing initiatives; (xvii) implementation of tax or other changes, by the United States or other international jurisdictions, related to products manufactured in one or more jurisdictions where we do business; and (xviii) various other risks as outlined under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal year ending December 31, 2017. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	2017	2016
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash	$52,244	$130,160
Accounts receivable, net of allowances of $5,242 and $3,881, respectively	108,595	97,793
Inventories	99,015	71,054
Other current assets	14,792	9,941
Total current assets	274,646	308,948
Property, plant and equipment, net of accumulated depreciation of $147,553 and $137,879, respectively	64,630	66,041
Goodwill	8,045	7,703
Intangible assets, net of accumulated amortization of $8,533 and $7,048, respectively	14,548	15,511
Deferred income taxes, net	20,273	28,587
Other assets	2,246	1,975
TOTAL ASSETS	$384,388	$428,765
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$86,608	$60,556
Accrued liabilities and other	33,944	45,699
Current portion of long-term debt	3,191	—
Total current liabilities	123,743	106,255
Long-term debt	163,758	233,154
Pension and other post-retirement liabilities	15,450	18,938
Other long-term liabilities	6,695	2,728
Total liabilities	309,646	361,075
Stockholders’ Equity:
Common stock, $.01 par value (60,000,000 shares authorized; 30,219,278 and 29,871,354 shares issued and outstanding, respectively);	304	299
Treasury stock, at cost: 1,175,795 and 1,014,413 shares, respectively	(9,114)	(7,753)
Additional paid-in capital	239,870	237,367
Retained deficit	(115,083)	(113,378)
Accumulated other comprehensive loss	(41,235)	(48,845)
Total stockholders’ equity	74,742	67,690
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$384,388	$428,765

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$188,339	$149,966	$755,231	$662,112
Cost of Revenues	165,128	131,690	662,666	574,882
Gross Profit	23,211	18,276	92,565	87,230
Selling, General and Administrative Expenses	14,242	14,040	59,800	60,542
Amortization Expense	331	326	1,320	1,305
Operating Income	8,638	3,910	31,445	25,383
Interest and Other Expense	3,012	3,966	17,800	18,549
Income (Loss) Before Provision for Income Taxes	5,626	(56)	13,645	6,834
Provision (Benefit) for Income Taxes	12,853	(411)	15,350	49
Net (Loss) Income	$(7,227)	$355	$(1,705)	$6,785

(Loss) Earnings per Common Share:
Basic	$(0.24)	$0.01	$(0.06)	$0.23
Diluted	$(0.24)	$0.01	$(0.06)	$0.23

Weighted Average Shares Outstanding:
Basic	30,145	29,770	29,942	29,530
Diluted	30,145	30,160	29,942	29,878

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION (Unaudited)
(Amounts in thousands)

	For the three months ended December 31,
	Global Truck & Bus		Global Construction & Agriculture		Corporate / Other		Total
	2017	2016	2017	2016	2017	2016	2017	2016
Revenues
External Revenues	$112,901	$91,259	$75,438	$58,707	$—	$—	$188,339	$149,966
Intersegment Revenues	822	354	3,025	1,649	(3,847)	(2,003)	—	—
Total Revenues	$113,723	$91,613	$78,463	$60,356	$(3,847)	$(2,003)	$188,339	$149,966
Gross Profit	$14,381	$11,646	$9,191	$6,960	$(361)	$(330)	$23,211	$18,276
Selling, General & Administrative Expenses	$4,819	$5,091	$4,225	$4,381	$5,197	$4,568	$14,241	$14,040
Operating Income	$9,266	$6,265	$4,930	$2,543	$(5,558)	$(4,898)	$8,638	$3,910

	For the twelve months ended December 31,
	Global Truck & Bus		Global Construction & Agriculture		Corporate / Other		Total
	2017	2016	2017	2016	2017	2016	2017	2016
Revenues
External Revenues	$455,864	$415,154	$299,367	$246,958	$—	$—	$755,231	$662,112
Intersegment Revenues	1,906	1,125	10,340	7,066	(12,246)	(8,191)	—	—
Total Revenues	$457,770	$416,279	$309,707	$254,024	$(12,246)	$(8,191)	$755,231	$662,112
Gross Profit	$62,668	$54,665	$31,291	$34,060	$(1,394)	$(1,495)	$92,565	$87,230
Selling, General & Administrative Expenses	$21,507	$22,557	$16,845	$18,240	$21,448	$19,745	$59,800	$60,542
Operating Income	$39,983	$30,943	$14,305	$15,680	$(22,843)	$(21,240)	$31,445	$25,383

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Operating Income, as reported	$8,638	$3,910	$31,445	$25,383
Restructuring and other related expenditures [1]	(415)	1,219	1,923	3,507
Impaired Asset [3]	—	—	—	616
Litigation settlement [4]	—	—	2,377	—
Adjusted Operating Income	$8,223	$5,129	$35,745	$29,506

Operating Income Margin, as reported	4.6%	2.6%	4.2%	3.8%
Restructuring and other related expenditures [1]	(0.2)	0.8	0.2	0.6
Impaired Asset [3]	—	—	—	0.1
Litigation settlement [4]	—	—	0.3	—
Adjusted Operating Income Margin	4.4%	3.4%	4.7%	4.5%

Net (Loss) Income, as reported	$(7,227)	$355	$(1,705)	$6,785
Restructuring and other related expenditures [1]	(415)	1,219	1,923	3,507
Insurance recovery [2]	—	(675)	—	(675)
Impaired asset [3]	—	—	—	616
Litigation settlement [4]	—	—	2,377	—
Debt refinancing [5]	—	—	3,191	—
Tax impact of restructuring and other costs [6]	187	(245)	(3,371)	(1,552)
Tax Reform [7]	11,178	—	11,178	—
Adjusted Net Income	$3,723	$654	$13,593	$8,681

Basic/Diluted EPS, as reported	$(0.24)	$0.01	$(0.06)	$0.23
Restructuring and other related expenditures, net of tax[1]	(0.01)	0.02	0.03	0.06
Insurance Recovery, net of tax [2]	—	(0.01)	—	(0.01)
Impaired Asset, net of tax[3]	—	—	—	0.01
Litigation settlement, net of tax [4]	—	—	0.04	—
Debt refinancing, net of tax [5]	—	—	0.06	—
Tax Reform [7]	0.37	—	0.37	—
Adjusted Basic/Diluted EPS	$0.12	$0.02	$0.44	$0.29

[1] Costs associated with restructuring, including employee severance and retention costs, lease cancellation costs, building repairs, costs to transfer equipment, and a gain on the sale of the Shadyside facility.

[2] Recovery for insurance claim.
[3] Write down to market value of assets held for sale.
[4] Settlement of consulting contract litigation.
[5] Write off of deferred financing fees and other costs associated with the refinancing of the 7.875% Senior Secured Notes.
[6] Adjusted Net Income and EPS is calculated by applying an assumed 45 percent tax rate to the special items described in footnotes 1-5. This rate may not reflect the effective tax rate for the periods presented.

7 U.S. Tax Cuts and Jobs Act.

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Amounts in thousands, except per share data)

	Twelve Months Ended December 31,
	2017	2016
Net (Loss) Income	$(1,705)	$6,785
Interest Expense	19,149	19,318
Income Tax Expense	15,350	49
Depreciation Expense	14,023	15,146
Amortization Expense	1,320	1,305
EBITDA	$48,137	$42,603
Restructuring [1]	1,923	3,507
Insurance Recovery [2]	—	(675)
Impaired Asset [3]	—	616
Litigation settlement [4]	2,377	—
Adjusted EBITDA	$52,437	$46,051

[1] Costs associated with restructuring, including employee severance and retention costs, lease cancellation costs, building repairs, costs to transfer equipment, and gains on sale of Shadyside.
[2] Recovery for insurance claim.
[3] Write down to market value of assets held for sale.
[4] Settlement of consulting contract litigation.

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and to comparable reporting periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.